Exhibit 1(s)

MAR 09 2022

BLACKROCK BALANCED CAPITAL FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK BALANCED CAPITAL FUND, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:     The name of the corporation is Blackrock Balanced Capital Fund, Inc.

SECOND:     Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), the charter of the Corporation (the “Charter”) is hereby amended hy deleting Article II thereof in its entirety and inserting the following in lieu thereof:

ARTICLE II

NAME

The name of the Corporation is BlackRock Sustainable Balanced Fund, Inc.

THIRD:     The amendment to the Charter that is effected by these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(l) of the MGCL to be made without action by the stockholders of the Corporation.

FOURTH:     The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FTFTH:     As amended hereby, the Charter shall remain in full force and effect.

SIXTH:     These Articles of Amendment shall be effective as of the 8th day of April 2022.

[Remainder of Page Intentionally Left Blank]

CUST ID: 0003891033

WORK ORDER: 0005107608

DATE: 03-09-2022 02:15 PM

AMT. PAID:$568.00

IN WITNESS WHEREOF, the Corporation has caused these Articles or Amendment to be signed in its name and on its behalf on this 8th day of March, 2022, by the President and Chief Executive Officer of the Corporation who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief, and under penalties for perjury, the matters and facts set forth herein are true in all material respects.

WITNESS:		BLACKROCK BALANCED CAPITAL FUND, INC.

By:
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer